Statements re computation of per share earnings                    Exhibit 11
(In Thousands Except for Per Share Data)

                                                        Year ended December 31
                                                  ---------------------------------
                                                     1997        1996        1995
                                                  ---------   ---------   ---------
BASIC NET INCOME PER SHARE
Weighted average common stock outstanding.......     9,799       9,679       9,636
                                                  =========   =========   =========
Net income......................................   $17,915     $15,029      $8,066
                                                  =========   =========   =========
Basic net income per share......................     $1.83       $1.55       $0.84
                                                  =========   =========   =========

DILUTED NET INCOME PER SHARE
Weighted average common stock outstanding.......     9,799       9,679       9,636

Common equivalent shares for stock options using
    the treasury stock method...................       171          70          64
                                                  ---------   ---------   ---------
Weighted average shares outstanding.............     9,970       9,749       9,700
                                                  =========   =========   =========
Net income......................................   $17,915     $15,029      $8,066
                                                  =========   =========   =========
Diluted net income per share....................     $1.80       $1.54       $0.83
                                                  =========   =========   =========

All share and per share information has been adjusted for the 3% stock dividend declared in November 1997.